As filed with the Securities and Exchange
                  Commission on April 25, 1997

                                        Registration No. 333-____
-----------------------------------------------------------------

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                      --------------------

                          FORM S-8/S-3
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                      --------------------

                   MIKROS SYSTEMS CORPORATION
     (Exact Name of Registrant as Specified in its Charter)

   Delaware           3490 U.S. Rte 1, Bldg 5        14-1598-200
(State or Other    Princeton, New Jersey 08540   (I.R.S. Employer
 Jurisdiction of     (Address of Principal    Identification No.)
 Incorporation        Executive Offices)
                           (Zip Code)


                Incentive Stock Option Plan (1981)
                 1992 Incentive Stock Option Plan
                    (Full Title of the Plans)

                       --------------------

                         THOMAS J. MEANEY
                     Chief Executive Officer
                    Mikros Systems Corporation
                     3490 U.S. Rte 1, Bldg. 5
                   Princeton, New Jersey 08540
                          (609) 987-1513
               (Name, Address and Telephone Number,
            Including Area Code, of Agent for Service)

                       --------------------

                 CALCULATION OF REGISTRATION FEE


 Title of Securities       Amount to        Proposed Maximum        Proposed Maximum        Amount of
 to be Registered       be Registered        Offering Price        Aggregate Offering     Registration
                             (1)               Per Share                  Price                Fee

Common Stock,  par
 value $.01 per share
Issued under the
  Incentive Stock
  Option Plan (1981)      200,000             $ 0.0625 (2)            $    12,500 (2)       $   3.79

To be issued under
  the 1992 Incentive
  Stock Option Plan       725,000             $ 1.4375 (3)            $ 1,042,188 (3)       $ 315.81

Issued under the
  1992 Incentive
  Stock Option Plan     1,275,000             $ 0.2442 (4)            $   311,355 (4)       $  94.35


Total:                  2,200,000                                     $ 1,366,043           $ 413.95


--------------------

1) For the sole purpose of calculating the registration fee, the number of shares under this Registration Statement has been divided among three subtotals.

2) Pursuant to Rule 457(h), these prices are calculated based on the weighted average exercise price of $0.0625 per share covering 200,000 shares subject to stock options granted under the Incentive Stock Option Plan (1981).

3) Pursuant to Rule 457(h) and 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the bid and asked prices of the Registrant's Common Stock on the NASD Bulletin Board on April 18, 1997.

4) Pursuant to Rule 457(h), these prices are calculated based on the weighted average exercise price of $0.2442 per share covering 1,275,000 shares subject to stock options granted under the 1992 Incentive Stock Option Plan.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares as may be issued as a result of the anti-dilution provisions of the Plans.

                       --------------------

EXPLANATORY NOTE
----------------

This Registration Statement contains two parts. The first part contains a Reoffer Prospectus ("Prospectus") prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales by "affiliates" (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act") of shares of Common Stock, par value $.01 per share ("Common Stock"), of Mikros Systems Corporation (the "Company") which will be or have been issued to directors, key employees and consultants pursuant to the exercise of options granted to employees pursuant to the Mikros Systems Corporation Incentive
Stock Option Plan (1981) and 1992 Incentive Stock Option Plan
(collectively, the "Plans"). The Form S-3 Prospectus filed herewith may be utilized for reofferings and resales of registered shares of Common Stock of the Company which may be issued in the future upon the exercise of options granted under the Plans. The second part contains "Information Required in the Registration Statement" pursuant to Part II of Form S-8.

Because the Company, at the time of the filing of the Prospectus, did not satisfy the requirements for use of Form S-3, the amount of securities to be reoffered or resold by means of the Prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling securities of the Company, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

                            PROSPECTUS
           S-3 Reoffer Prospectus dated April 25, 1997


MIKROS SYSTEMS CORPORATION
200,000 Shares of Common Stock
Issuable under the Incentive Stock Option Plan (1981)

2,000,000 Shares of Common Stock
Issuable under the 1992 Incentive Stock Option Plan

This Reoffer Prospectus (this "Prospectus") is being used in connection with the offering from time to time by certain stockholders (the "Selling Stockholders") of Mikros Systems Corporation (the "Company"), of up to 2,200,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company which have been or may be acquired upon the exercise of stock options granted pursuant to the Company's Incentive Stock Option Plan (1981) and 1992 Incentive Stock Option Plan (collectively, the "Plans"). Options or shares of Common Stock may be issued under the Plans in amounts and to persons not presently known by the Company; when known, such persons, their holdings of Common Stock and certain other information may be included in a subsequent version of this Prospectus. The Company will receive no proceeds from the sale by the Selling Stockholders of the shares of Common Stock.

The Common Stock issuable upon exercise of the options covered by the Plans (the "Shares") may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the NASD Bulletin Board at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See "Plan of Distribution."

The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commission received by such broker may be deemed to be underwriting commissions under the Securities Act.

The Shares of the Company are listed on the NASD Bulletin Board under the symbol "MKRS". The closing price of the Company's
Shares as reported on the NASD Bulletin Board on April 18, 1997 was $ 1.375.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus is April 25, 1997.

 TABLE OF CONTENTS
-----------------                                            Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . .8

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .9
     History of Losses; Lack of Liquidity; Working Capital
          Deficit. . . . . . . . . . . . . . . . . . . . . . . .9
     Additional Financing Requirement; Merger and Partnering
          Opportunities. . . . . . . . . . . . . . . . . . . . .9
     Department of Defense Contracts . . . . . . . . . . . . . 10
     Reliance on a Limited Number of Customers . . . . . . . . 10
     Uncertainty of Market Acceptance. . . . . . . . . . . . . 10
     Limited Marketing Experience. . . . . . . . . . . . . . . 10
     Government Regulation . . . . . . . . . . . . . . . . . . 11
     Changing Technology; Potential Infringement . . . . . . . 11
     Competition . . . . . . . . . . . . . . . . . . . . . . . 11
     Dependence on Key Personnel; Ability to Attract New
          Personnel. . . . . . . . . . . . . . . . . . . . . . 12
     Potential Dilutive Effect of Preferred Stock, Warrants and
          Options; Possible Adverse Effect on the Company's
          Ability to Obtain Additional Financing . . . . . . . 12
     Potential Future Sales. . . . . . . . . . . . . . . . . . 12
     No Dividends. . . . . . . . . . . . . . . . . . . . . . . 13
     Public Market; Possible Volatility of Stock Price . . . . 13
     Concentration of Share Ownership. . . . . . . . . . . . . 13
     Anti-Takeover Provisions. . . . . . . . . . . . . . . . . 14

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . 15

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . 18

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . 19

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . 20

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 21

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

INFORMATION INCORPORATED BY REFERENCE. . . . . . . . . . . . . 21

INDEMNIFICATION OF DIRECTORS AND OFFICERS. . . . . . . . . . . 22

No person is authorized to give any information or to make any representation, other than as contained herein, in connection with the offering described in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

AVAILABLE INFORMATION
---------------------
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

The Common Stock is traded on the NASD Bulletin Board. The foregoing materials should be available for inspection at the National Association of Securities Dealers Inc., 1735 "K" Street,
N.W., Washington, D.C. 20206.

In addition, the Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of any such person, a copy of all documents required to be delivered pursuant to Rule 428(b) and any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Patricia A. Bird, Secretary, Mikros Systems Corporation, 3490 U.S. Route 1, Building 5, Princeton, New Jersey 08540. The Company's telephone number at that location is (609) 987-1513.

The Company has filed with the Commission a Registration Statement on Form S-8/S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the fees prescribed by the Commission, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

RISK FACTORS
------------
Certain statements included in this Prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act. The factors discussed below and expressed from time to time in the Company's filings with the Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. Accordingly, in addition to the other information contained in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating an investment in the shares of Common Stock offered hereby.


History of Losses; Lack of Liquidity; Working Capital Deficit.
--------------------------------------------------------------
The Company incurred a net loss of $1,447,641 for the year ended December 31, 1996. As of December 31, 1996, the Company had an accumulated deficit of $11,278,643 and had negative working capital of $125,657. In addition, the Company expects to incur substantial expenditures to expand its commercial wireless communications business. The Company's working capital, plus revenue from product sales and research contracts from its military business will not be sufficient to meet such objectives as presently structured. There can be no assurances that the Company will achieve a profitable level of operations in the future.


Additional Financing Requirement; Merger and Partnering
Opportunities.
-------------------------------------------------------
In May 1996, the Company completed a series of debt financings that raised an aggregate of $641,500. In November 1996, the Company consumated an equity financing that raised an aggregate of $1,000,000. In addition, the Company will consider the sale of additional debt and equity securities under appropriate market conditions, alliances or other partnership agreements with entities interested in supporting the Company's commercial and military programs, or other business transactions which would generate resources sufficient to assure continuation of the Company's operations and research programs. There can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow. If the Company is unable to obtain additional adequate financing or enter into such business alliance, management will be required to sharply curtail its operations. Failure to obtain such additional financing on terms acceptable to the Company, if coupled with a material shortfall from the Company's 1997 operating plan, may materially adversely affect the Company's ability to continue as a going concern.

Department of Defense Contracts.
--------------------------------
The Company is dependent on Department of Defense contracts and could be vulnerable to future budget cuts by the U.S. Navy Department. The Company's present contracts are for equipment related to ongoing shipbuilding programs and the Company has no knowledge of budget cuts that would affect its present contracts. There can be no assurance, however, that such programs will not be subject to budget cuts.


Reliance on a Limited Number of Customers.
------------------------------------------
The Company, like many small businesses, relies heavily on its major customers and programs. The loss of any of the Company's prime contracts will significantly slow the Company's growth and the Company believes that such a loss would have a material adverse effect on the Company's results of operations. There can be no assurance that the Company will generate business from other clients.


Uncertainty of Market Acceptance.
---------------------------------
In 1995, the Company expanded its initiatives in commercial wireless communications in current and emerging radio data broadcasting and personal communications services markets. Market acceptance of the Company's products in the commercial sector will be determined in large part by the Company's ability to develop commercial products based on advanced wireless communications technology originally developed for the military and its ability to demonstrate the cost-effectiveness and performance features of such products. To date, the Company has limited evidence with which to evaluate the market reaction to its products in the commercial sector because there has been limited commercial experience with these products. There can be no assurance that the Company's products will meet with market acceptance.


Limited Marketing Experience.
-----------------------------
The Company will be required to develop a marketing and sales network that will effectively demonstrate the advantages of its commercial sector products over competing products. The Company's marketing experience with its new commercial products is limited, and the Company has not yet sold any of these products. The Company currently does all its marketing using its own employees. There can be no assurance that the Company will be successful in its marketing efforts, that it will be able to establish adequate sales and distribution capabilities, or that it will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms.

Government Regulation.
----------------------
Under current Federal Communications Commission ("FCC") regulations, designated portions of the FM radio broadcast spectrum, known as subcarriers, may be used to transmit information in addition to normal station programming. Listeners with specially equipped FM radios can decode the subcarrier information, while standard FM radios continue to receive normal radio station programs. FM subcarrier broadcasting currently is a $100 million industry operating within well-established and stable FCC regulatory guidelines. Any significant change in these regulatory requirements or the enforcement thereof could adversely affect the Company's prospects.


Changing Technology; Potential Infringement.
--------------------------------------------
The Company's business is subject to rapid changes in technology including potential introduction of new types of wireless communications and digital signal processor technologies which could have a material adverse impact on the Company's business. There can be no assurance that research and development by others will not render the Company's technology-obsolete or uncompetitive. In addition, in a technology based industry, there can be no assurance that a claim of patent or other infringement will not be made against the Company. While the Company is not aware of any such claims, no infringement studies have been conducted on behalf of the Company.


Competition.
------------
High technology products such as those made and being developed by the Company often require large investments of both money and talent. Many large companies with greater financial and human resources than the Company are currently investing heavily in products that compete directly with the Company's products.
There is no assurance that the Company's products can be successfully marketed against such competition. In addition, being first in the market with new high technology is a critical factor in a company's success in the market. There is no assurance that the Company will be able to introduce new products to the market before any of its competitors.


Dependence on Key Personnel; Ability to Attract New Personnel.
--------------------------------------------------------------
The success of the Company is dependent upon the efforts of Thomas J. Meaney, Chief Executive Officer, and Dr. Joseph R. Burns, its Senior Vice President and Chief Scientist, the loss of either of whom would have a material adverse impact on the Company. In addition, the Company's success is dependent on its ability to recruit and retain additional management and technical personnel with experience in wireless communications and digital signal processor technologies. The loss of key personnel, or the inability to attract and retain additional, highly-skilled employees required for the expansion of the Company's activities could adversely affect its business.

Potential Dilutive Effect of Preferred Stock, Warrants and Options; Possible Adverse Effect on the Company's Ability to Obtain Additional Financing.
------------------------------------------------------------
The outstanding securities of the Company include shares of preferred stock convertible into shares of Common Stock, options and warrants. During the respective terms of the options and warrants, and while the preferred stock is outstanding, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution of the interests of the existing stockholders. Thus, the terms upon which the Company may obtain additional financing during that period may be adversely affected. The holders of preferred stock, options and warrants might be expected to exercise their respective rights to acquire Common Stock at a time when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities.
In the event that such holders exercise these rights to acquire shares of Common Stock at such time, the net tangible book value per share of the Common Stock might be subject to dilution.


Potential Future Sales.
-----------------------
Future sales of shares by existing stockholders under Rule 144 of the Securities Act or through the exercise of outstanding options and warrants or otherwise could have negative impact on the market price of the Common Stock. The Company is unable to estimate the number of shares that may be sold under Rule 144 since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Any sale of substantial amounts of Common Stock or other securities of the Company in the open market may adversely affect the market price of the securities offered hereby and may adversely affect the Company's ability to obtain future financing in the capital markets as well as create a potential market overhang.


No Dividends.
-------------
The Company has never paid cash dividends on its Common Stock. Any payment of cash dividends in the future will depend upon the Company's earnings (if any), financial condition, and capital requirements. In addition, the Company has executed certain loan agreements which prohibit the payment of a dividend on the Common Stock as long as such agreements are in place. Accordingly, any potential investor who anticipates the need for current dividends from its investment should not purchase any of the securities offered hereby.

Public Market; Possible Volatility of Stock Price.
--------------------------------------------------
The Company's Common Stock currently is traded over-the-counter on the NASD Bulletin Board. There can be no assurance that an active market in any of the Company's securities will be sustained. In the absence of a public trading market, an investor may be unable to liquidate its investment. The Company believes that factors such as the Company's and its competitors' announcements of the availability of new services and new contracts, quarterly fluctuations in the Company's financial results and general conditions in the communications industry could cause the price of the Common Stock to fluctuate substantially. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies.


Concentration of Share Ownership.
---------------------------------
The Company's directors, officers and principal stockholders, and certain of their affiliates, beneficially own approximately 55.6% (without giving effect to any outstanding options, warrants or other convertible securities) of the outstanding Common Stock and will have significant influence over the outcome of all matters submitted to the stockholders for approval, including the election of directors of the Company. In addition, such influence by management could have the effect of discouraging others from attempting to take-over the Company thereby increasing the likelihood that the market price of the Common Stock will not reflect a premium for control.


Anti-Takeover Provisions.
-------------------------
The Company has 960,000 shares of undesignated preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. The 2,581,663 shares of issued and outstanding preferred stock have certain rights and preferences, including dividend and liquidation preferences, which also may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company, and may be considered disadvantageous by a stockholder.

THE COMPANY
-----------
Mikros Systems Corporation was founded in 1978 in Albany, New York to exploit microprocessor technology developed at the General Electric Research and Development Center. The Company was incorporated under the laws of the State of Delaware in 1978 and acquired all rights of General Electric Venture Capital Corp., a subsidiary of General Electric Company, to certain microcomputer technology. The Company's headquarters are located at 3490 US Route 1, Princeton, New Jersey 08540, telephone (609) 987-1513.

Mikros Systems Corporation is a high-technology company in Princeton, New Jersey with a successful record in the defense communications business. The Company's strategy is to develop algorithms and associated products which take advantage of ongoing price/performance improvements in digital signal processors (DSPs) and transmit the maximum of data possible over a given frequency.

Since 1986, the Company has focussed on improving the performance of digital communication systems used by the U.S. Navy, particularly the "Link-11" digital radio network. More recently, Mikros has begun to diversify and explore the application of "dual-use" technologies to commercial wireless communications applications.

In 1996 Mikros secured key development contracts in both the defense and commercial segments of its business. The U.S. Navy selected Mikros competitively to develop and manufacture its next generation data terminal set, the successor to the system which Mikros currently manufactures.

The commercial development program which Mikros initiated in 1994 accelerated in 1996. Mikros will soon be in a position to begin production of its first generation of commercial products based on advanced wireless communications technology originally developed for the military. The high-speed wireless technology for FM subcarrier datacasting, originally developed for Data Broadcasting Corporation, was successfully field tested during the fourth quarter of 1996. Mikros entered into a joint venture with Safeguard Scientifics (Delaware), Inc to develop wireless products and services using Mikros' Amplitude Modulation (AM) technology.

Mikros believes that the global demand for leading edge wireless communications and information technology will remain strong, particularly for products which enable corporations to offer new and more efficient communications solutions. Mikros believes that it is well positioned to take advantage of these trends.

Radio Frequency Data Links
--------------------------
1997 will mark the tenth anniversary of Mikros involvement in the U.S. Navy's Multi-Frequency Link-11 program. This program was initiated by the U.S. Navy to improve wireless data communications for Navy battle groups. Mikros' first generation system, the AN/USQ-120, was jointly developed with the Applied Physics Laboratory of Johns Hopkins University. The system, based on technology developed under the Small Business Innovation Research Program (SBIR) overcame problematic radio frequency propagation anomalies by using simulcast techniques. Mikros used its expertise in real-time systems design and digital signal processing to achieve an unprecedented connectivity rate of 98%. The development program which began in 1987 resulted in a first production run in 1995. AN/USQ-120 systems have been deployed in nine U.S. Navy Battle Groups, and the response from the fleet has consistently been highly positive. In 1996 Mikros received additional orders for further AN/USQ-120 systems, the majority of which will be delivered during 1997.

In June 1996, Mikros was selected as one of the First Annual
Tibbets Award Winners from the Small Business Administration for
SBIR excellence for the innovative work performed.

In November 1996 Mikros was awarded a five year contract to produce the next generation standard data terminal set for the U.S. Navy. This digital wireless communications system is referred to as the Common Shipboard Data Terminal Set (CSDTS). Mikros based its design of CSDTS on its AN/USQ-120 system. This award was the result of a competitive procurement. The initial order has a value of $432,000.

This award was particularly important because the winner became the exclusive source to the U.S. Navy of this mission critical technology. Previously, Mikros was one of two suppliers of data terminal sets to the U.S. Navy. Mikros' new status of sole source will significantly strengthen its relationships with the U.S. Navy and makes Mikros the defacto standard and the compelling choice for allied navies which need a wireless intra-fleet communications system.

In the wake of CSDTS, Mikros expects to broaden its relationship with the U.S. Navy with new development contracts in the area of digital wireless communications.


Acoustic Communications
-----------------------
Mikros has also developed advanced digital signal processing techniques, which cancel noise and interference, providing high-quality underwater communications. Mikros participated in a SBIR
Program to develop a system which would allow U.S. Navy surface ships to radio link with submerged submarines up to 100 miles from the ships. This program concluded with encouraging "in-water" test results. Mikros has now partnered with Lockheed
Sanders and expects to participate in an Advanced Technology
Demonstration in 1997.

The Department of Defense is reviewing many possible applications of this technology which include: underwater telephones, command and control of unmanned underwater vehicles, and communication with intelligent sensors.

Commercial applications include underwater voice for recreational divers, control data links for off-shore drilling equipment, control of underwater vehicles, and underwater transmission of video images.


Commercial Programs
-------------------
In 1995, Mikros identified that the wireless communication technology which it had originally developed for the military could be modified for use in high-speed point to multi-point data broadcasting via regular FM and AM radio frequencies. By increasing the amount of data which may be transmitted over a given frequency, Mikros' technology enables new and existing service providers to increase the number and complexity of the products which they offer to their customers.

AM development has also opened the door to a variety of new business opportunities. In particular, it has enabled Mikros to diversify into the area of providing broadcast data services via its interest in a joint venture with Safeguard Scientifics (Delaware), Inc.

The convergence of the media, computer, and telecommunication industries continues unabated, and the use of digital wireless transmission technology is increasing dramatically. Mikros is confident that its FM and AM technologies will play an important role in wireless communications solutions of the future. The enormous coverage of the FM and AM radio network infrastructures combined with the high-speed data rates achieved by Mikros' technology offers service providers the ability to cost-effectively and simultaneously transmit large amounts of data to a potentially unlimited group of customers.


FM Data Broadcasting
--------------------
Mikros selected FM data broadcasting as its first commercial target market. Data broadcasting companies use ordinary FM radio to provide mobile paging, real-time financial data and other specialized wireless services. Under current Federal Communication Commission (FCC) regulations, designated portions of the FM radio broadcast spectrum, known as subcarriers, may be used to transmit information in addition to normal station programming. Listeners with specially equipped FM radios can decode the subcarrier information, while standard FM radios continue to receive normal radio station programs. Mikros' technology allows service providers to broadcast at a much higher data rate. Information providers are able to increase the quantity and quality of the services, while paging companies can service many more subscribers using the same network. In both cases, the service provider is increasing the return on its investment in network infrastructure.

Recently the Company became aware of an emerging trend which could create a higher level of demand for datacasting technology. Internet service providers are increasingly broadcasting selected data to their customers rather than requiring their customers to retrieve it. Proper use of 57.6 kbps of broadcast (point to multi-point) capacity could help to reduce congestion on the Internet and free up capacity for point to point communication. Mikros intends to vigorously pursue this market in the coming year.


AM Data Broadcasting
--------------------
Mikros began developing its AM technology in 1995. This system is also based on proprietary technology which Mikros originally conceived for the U.S. Navy and subsequently patented. The initial system was capable of transmitting between 1200 and 2400 bits per second (bps). However, new breakthroughs in 1996 have yielded a version of this technology which may allow data to be transmitted at rates as high as 28.8 kbps.

This development interested Safeguard Scientifics (Delaware), Inc., a large, publicly traded (NYSE: SFE) company. Safeguard invested directly in Mikros and together with Mikros founded a new company, Mobile Broadcasting Corporation (MBC). MBC intends to use the untapped AM resource and offer a wide array of broadcast data services. Mikros will develop and manufacture transmitters and receivers which incorporate the AM technology.

MBC currently has the exclusive right to use this technology in North America. However, licenses can be granted to selected companies on a case by case basis.


USE OF PROCEEDS
---------------
The Company will not receive any of the proceeds from the sale of the Shares offered by this Prospectus. While the Company will receive sums upon any exercise of options by the Selling Stockholders, the Company currently has no plans for their application, other than for general corporate purposes. There can be no assurance that any of such options will be exercised.


SELLING STOCKHOLDERS
--------------------
The Shares being registered hereunder include shares of Common Stock which have been or will be issued upon the exercise of options previously granted by the Company. The Company will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders. The Shares may not be sold or otherwise transferred by the Selling Stockholders unless and until the applicable options are exercised in accordance with their terms.

The following table sets forth: (i) the name of each Selling Stockholder, whose name is known as of the date of the filing of the registration statement of which this Prospectus forms a part, under the Plans who may sell Common Stock pursuant to this Prospectus, (ii) his or her position(s), office or other material relationship with the Company and its predecessors or affiliates, over the last three years, (iii) the number of shares of Common Stock owned (or subject to option) by each Selling Stockholder as of the date of this Prospectus, (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Stockholder by this Prospectus (all of which may be acquired by the Selling Stockholders pursuant to the exercise of options) and (v) the amount of the class to be owned by each such Selling Stockholder if such Selling Stockholder were to sell all of the shares of Common Stock covered by this Prospectus. There can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus. Options or shares of Common Stock may be issued under the Plans in amounts and to persons not presently known by the Company; when known, such persons, their holdings of Common Stock and certain other information may be included in a subsequent version of this Prospectus.

                                         NUMBER OF SHARES
                                          OF COMMON STOCK
                                        (both directly held           NUMBER OF          NUMBER OF SHARES
                                        or subject to option          SHARES OF           OF COMMON STOCK
                     POSITION WITH            prior to               COMMON STOCK              AFTER
NAME                 THE COMPANY        Offering/Percentage)(1)     TO BE OFFERED(2)    OFFERING/PERCENTAGE (2)

Christopher Bade     Technical Admin.           10,000/**                10,000                  --/--
Robert Baker         Engineer                   51,800/**                25,000              26,800/**
Joseph Benek         V.P. Finance              125,000/**               125,000                  --/--
Patricia Bird        Corp. Secretary            93,750/**                50,000              43,750/**
Mary Bullard         Accountant                 20,000/**                20,000                  --/--
Thomas Delaney       Quality Control Mgr.       25,000/**                25,000                  --/--
Kurt Dustin          Engineering Mgr.          170,000/1.4%             150,000              20,000/**
Timothy Dyson        Sr. Staff Scientist       193,750/1.6%             150,000              43,750/**
Kathryn Filion       Operations Admin.          45,000/**                45,000                  --/--
John Fleck           Engineer                   35,000/**                35,000                  --/--
William V. Goodwin   Director                  123,760/**               100,000              23,760/**
Randy Hollstein      Stockholder                75,000/**                75,000                  --/--
David Kissinger      Engineer                   35,000/**                35,000                  --/--
William Macre        Engineer                   75,000/**                75,000                  --/--
Mark Magee           Stockholder                15,000/**                15,000                  --/--
Wayne E. Meyer       Chairman of the Board     831,750/6.7%             200,000             631,750/5.0%
Deborah Montagna     Exec. V.P.                370,000/2.9%             250,000             120,000/**
Harold Mulliken      Engineer                   25,000/**                25,000                  --/--
Dorothy Schroeder    Asst. Controller           45,000/**                45,000                  --/--
Phillip Thompson     Purchasing Clerk           20,000/**                20,000                  --/--


**   Less than one percent.

(1) Applicable percentage of ownership is based on 12,440,702 shares of Common Stock outstanding, plus any Common Stock equivalents held by such holder.

(2) Assumes that all Shares are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Stockholders prior to the termination of this offering. Because the Selling Stockholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Stockholder will own upon completion of this offering.

PLAN OF DISTRIBUTION
--------------------
The Selling Stockholders have not advised the Company of any specific plan for distribution of the Shares offered hereby, but it is anticipated that the Shares will be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made over-the-counter on the NASD Bulletin Board at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this Prospectus; or
(iii) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. The expenses of preparing this Prospectus and the related Registration Statement with the Commission will be paid by the Company. Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Exchange
Act, including without limitation, Rules 10b-5, 10b-6 and 10b-7 thereunder.

Neither the Company nor the Selling Stockholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sales of the Shares from time to time.


LEGAL MATTERS
-------------
The validity of the shares of Common Stock offered hereby will be passed upon the Company by Buchanan Ingersoll, 500 College Road
East, Princeton, New Jersey.


EXPERTS
-------
The financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K have been audited by Druker, Rahl & Fein, independent public accountants. Such financial statements are incorporated herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE
-------------------------------------
There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the
Commission:

1)   The Company's Annual Report on Form 10-K for the year ended
     December 31, 1996 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

2) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996.

3) The description of the Company's Common Stock, $.01 par value, which is contained in the Company's Registration Statement on Form S-18 (Registration No. 2-67918-NY) filed August 29, 1980 pursuant to Section 12 of the Exchange Act and declared effective September 3, 1980.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.


INDEMNIFICATION OF DIRECTORS AND OFFICERS
-----------------------------------------
Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a part to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in a non-derivative action, which involves a criminal proceeding, in which such person had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------
There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the
Commission:

1)   The Company's Annual Report on Form 10-K for the year ended
     December 31, 1996 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

2) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996.

3) The description of the Company's Common Stock, $.01 par value, which is contained in the Company's Registration Statement on Form S-18 (Registration No. 2-67918-NY) filed August 29, 1980 pursuant to Section 12 of the Exchange Act and declared effective September 3, 1980.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities.
-----------------------------------
Not applicable.


Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------
The validity of the shares of Common Stock offered hereby will be passed upon the Company by Buchanan Ingersoll, 500 College Road
East, Princeton, New Jersey.

The financial statements of the Company incorporated by reference in and made a part of this Registration Statement have been so incorporated herein in reliance upon the report of Druker, Rahl & Fein, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

Item 6.  Indemnification of Directors and Officers.
---------------------------------------------------
Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a part to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in a non-derivative action, which involves a criminal proceeding, in which such person had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.


Item 7.  Exemption from Registration Claimed.
---------------------------------------------
The issuance of the Shares being offered by the Form S-3 reoffer prospectus were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities
Act.


Item 8.  Exhibits.
------------------

Exhibit
Number         Description
-------        -----------
4.1            Incentive Stock Option Plan (1981).

4.2            1992 Incentive Stock Option Plan.

5.1            Opinion of Buchanan Ingersoll.

23.1           Consent of Druker, Rahl & Fein.

23.2 Consent of Buchanan Ingersoll(contained in the opinion filed as Exhibit 5.1).

24             Power of Attorney (see "Power of Attorney" below).


Item 9.  Undertakings.
----------------------
The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on this 25th day of April, 1997.



                              MIKROS SYSTEMS CORPORATION


                              By: /s/ Thomas J. Meaney
                              ---------------------------
                              Thomas J. Meaney
                              Chief Executive Officer



POWER OF ATTORNEY
-----------------

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas J.
Meaney, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                         Date

/s/ Thomas J. Meaney          Chief Executive Officer       April 25, 1997
------------------------      and Director (principal
Thomas J. Meaney              executive officer)


/s/ Joseph R. Benek           Vice President, Finance       April 25, 1997
------------------------      (principal financial and
Joseph R. Benek               accounting officer)


/s/ Wayne E. Meyer            Chairman of the Board and     April 25, 1997
------------------------      Director
Wayne E. Meyer


/s/ Joseph R. Burns           Senior Vice President, Chief  April 25, 1997
------------------------      Scientist and Director
Joseph R. Burns


/s/ William V. Goodwin        Director                      April 25, 1997
------------------------
William V. Goodwin


/s/  F. Joseph Loeper         Director                      April 25, 1997
------------------------
F. Joseph Loeper


/s/ Thomas C. Lynch           Director                      April 25, 1997
------------------------
Thomas C. Lynch


/s/ Frederick C. Tecce        Director                      April 25, 1997
------------------------
Frederick C. Tecce


/s/ John B. Torkelsen         Director                      April 25, 1997
------------------------
John B. Torkelsen

EXHIBIT INDEX

Exhibit
Number              Description

4.1            Incentive Stock Option Plan (1981).

4.2            1992 Incentive Stock Option Plan.

5.1            Opinion of Buchanan Ingersoll.

23.1           Consent of Druker, Rahl & Fein.

23.2 Consent of Buchanan Ingersoll (contained in the opinion filed as Exhibit 5.1).

24             Power of Attorney (see "Power of Attorney" below).

EXHIBIT 4.1
-----------

                    MIKROS SYSTEMS CORPORATION
                INCENTIVE STOCK OPTION PLAN (1981)

1.   Establishment of Plan
---------------------------
MIKROS SYSTEMS CORPORATION, a Delaware corporation (hereinafter referred to as the "Company") proposes to grant to selected key employees of the Company or any or all of its subsidiaries stock options for the purpose of (a) furnishing maximum incentive to those employees deemed capable of responding thereto by improving operations and increasing profits and (b) encouraging such persons to accept or continue employment with the Company and its subsidiaries and become owners of shares of its common stock. Such options shall be deemed granted pursuant to the Plan herein set forth, which shall be known as the MIKROS SYSTEMS CORPORATION INCENTIVE STOCK OPTION PLAN (1981) (hereinafter referred to as the "Plan").


2.   Stock Reserved for Options
--------------------------------
Thirty-three thousand (33,000) shares of Common Stock of the Company (subject to adjustment in accordance with Section 7 below) are reserved for issuance upon the exercise of options granted under the Plan. The shares issued under this Plan may be either authorized but unissued or treasury shares of the Company. Any shares subject to options granted from time to time under this Plan may be made subject to new options under this Plan in the event of the lapse, expiration or cancellation of such options.


3.   Administration of the Plan
--------------------------------
The Board of Directors shall appoint a Stock Option Committee (hereinafter referred to as the "Committee") consisting of not less than three (3) members of the Board of Directors to administer the Plan. Subject to the provisions of the Plan, the Committee shall determine the individuals to whom and the time or times at which options shall be granted, the number of shares to be subject to each option, and the period of any such option, and shall determine other terms and provisions of the respective options, which may or may not be identical. The Committee shall also interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by writing signed by a majority of the Committee members.

The Committee may authorize the modification of any option outstanding under the Plan when and, subject to such conditions, as deemed to be in the best interests of the Company and in accordance with the purposes of the Plan, provided no such modification shall reduce the purchase price set forth in such option, except for anti-dilution adjustments made in accordance with Section 7 hereof.

In the absence of the appointment of the Committee, the Board of Directors shall administer the Plan.


4.   Eligibility
-----------------
Options may be granted to key employees (including officers) of the Company or its subsidiaries, such key employees being those employees who, in the judgment of the Committee, are mainly responsible for success of the Company and such subsidiaries. A Director of the Company or of a subsidiary who is not also an employee of the Company or of a subsidiary shall not be eligible to receive an option. An employee who has been granted an option hereunder may be granted an additional option or options.


5.   Option Price
------------------
Options granted hereunder shall be at such per share option price as the Committee may determine, but not less than 100% of the fair market value of Common Stock of the Company at the time the option is granted, or in the case of employees owning 10% or more of the total combined voting power of all classes of stock of the Company at the time the option is granted, not less than 110% of the fair market value of Common Stock of the Company at the time the option is granted.


6.   Maximum Number of Shares
------------------------------
The maximum number of shares for which options may be granted to any employee in any calendar year under this Plan and any other Plans of the Company and its subsidiaries shall be determined by dividing $100,000 by the fair market value of the shares covered by the options a the date(s) of grant, except that in any calendar year after 1981, the $100,000 amount referred to above may be increased by one-half of the amount by which $100,000 exceeded the fair market value at date(s) of grant of the common stock covered by options granted to the employee in each of the three preceding calendar years, commencing with the calendar year 1981, reduced in any succeeding calendar year by the amount of such carryover which was used in prior calendar years.

7.   Adjustment Provisions
---------------------------
In the event that there is any increase in the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), then (a) the total number of shares at the time remaining available for issue under the Plan and the total number of shares at the time unexercised under each outstanding options shall be increased in proportion to such increase in issued shares; and (b) the option price for the unexercised portion of any options theretofore granted shall be adjusted so that the total consideration payable to the Company upon the purchase of all shares not theretofore purchased shall not be changed by reason of such increase in the number of issued Common Shares of the Company. Options may also contain provisions for the continuation of the options and other equitable adjustments after changes in the Company's shares, including changes resulting from a combination of outstanding shares or other recapitalization, reorganization, issuance of stock rights or warrants, sale of assets, merger, consolidation, etc.


8.   Option Period
-------------------
Each option granted hereunder shall expire five years after the date of grant.


9.   Exercise of Options
-------------------------
Options granted under the Plan shall be exercisable as to 25% immediately upon grant, as to an additional 25% thereof on or after the first anniversary of the date of grant, as to an additional 25% thereof on and after the second anniversary of the date of grant and as to any remaining unexercised balance on and after the third anniversary of the date of grant and prior to the fifth anniversary of the date of grant.

The exercise of any option will be contingent upon receipt from the optionee (or the purchaser acting under Section 10 below) of a representation that at the time of such exercise it is his then present intention to acquire the shares being purchased for investment and not for resale. Payment of the purchase price upon exercise of any option shall be made in cash or common stock of the Company (subject to rules promulgated by the Committee) and the person exercising such option shall supply the Company such other information and data as the Company may deem necessary. Each option granted under the Plan shall provide that it shall not be exercisable until exercise in full or expiration by lapse of time of any outstanding incentive stock option to purchase stock of the Company which was granted prior to the granting of such option. Except as provided hereinafter, no option may be exercised unless the holder thereof, at all times during the period beginning on the date of granting of the option and ending on the day three (3) months before the date of such exercise or one (1) year before the date of such exercise if the employee is disabled, has been an employee of the Company or of one of its subsidiaries. An optionee shall have none of the rights of a stockholder with respect to the shares subject to option until such shares shall be issued to him upon the exercise of his option. The Company shall be afforded reasonable opportunity after exercise of any option to comply with any requirements for stock exchange listing and/or for registration under applicable Federal Securities Laws, State Blue Sky Laws, and other laws, before issuance of the shares, being purchased on such exercise.


10.  Nontransferability of Option
----------------------------------
Each option granted under the Plan to an employee shall not be transferable by him otherwise than by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him. In the event of the death of an optionee during employment or within three (3) months thereafter, or within one
(1) year thereafter in the case of an employee who was disabled on termination of employment, the option theretofore granted to him shall be exercisable only within six (6) months after his death (but not more than five (5) years from the date of the granting of the option), and then only:

     (a) by the executor or administrator of the estate of the deceased, or the person or persons to whom the deceased optionee's rights under the option shall pass by will or the laws of descent and distribution; and

     (b) to the extent that the deceased optionee was entitled to do so the date of his death.

11.  Termination of Employment
-------------------------------
In the event that the employment of an optionee shall be terminated (otherwise than by reason of death) after the granting date, his option may with the consent of the Company be exercised by him (to the extent that the employee was entitled to exercise such option at the termination of his employment) at any time within three (3) months after such termination, or at any time within one (1) year in the case of an employee who was disabled on termination of employment but not thereafter and only within the original period for such option. Retirement pursuant to any pension or retirement plan of the Company shall be deemed to be a termination of employment for the purposes of this Section 11. Nothing in the Plan or in any option shall confer on any employee any right to continue in the employ of the company or of any of its subsidiaries or to interfere with the right of the Company or of any such subsidiary to terminate his employment at any time.


12.  Amendment and Termination
-------------------------------
The Plan may be abandoned or terminated at any time by the Board of Directors except with respect to any options then outstanding under the Plan. The Board of Directors may make such changes in and additions to the Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with Sections 421-425 of the Internal Revenue Code of 1954 (including the regulations promulgated thereunder) or other applicable laws or regulations; provided, however, that no such action shall affect or impair any option theretofore granted under the Plan, and provided further that, except for modification under Section 5 above and adjustments under Section 7 above (a) the total number of shares for which options may be granted under the Plan shall not be increased, (b) the minimum purchase price shall not be changed, and (c) the class of employees eligible to receive options shall not be changed. If not otherwise terminated prior thereto, the authority to grant options under this Plan shall terminate ten (10) years from the date of first approval of the Plan by the Directors or stockholders of the Company.


13.  Miscellaneous
-------------------
     (a)  For the purposes of this Plan:

          (i)  All references anywhere in this Plan to Sections
          421-425 of the Internal Revenue Code of 1954 shall include any provisions amending or superseding such sections

          (ii)  The term "subsidiary" shall include any
          corporation defined as a subsidiary of the Company in Sections 421-425 of the Internal Revenue Code of 1954.

          (iii) Fair market value for Common Shares of the Company on any particular date shall be determined in such manner as the Committee may deem equitable provided that all requirements of applicable provisions or regulations under the Internal Revenue Code are satisfied.

     (b) This Plan shall be deemed adopted when approved by the Board of Directors, subject to approval by the affirmative vote of the holders of a majority of the Company's shares outstanding and entitled to vote, as provided for in (c) immediately below, and shall be deemed in full force and effect on and after the date on which it is so adopted on behalf of the Company by its Board of Directors.

     (c) This Plan shall be submitted to the stockholders of the company for their approval at their next regular or special meeting, and it shall not become effective unless its adoption is approved by the stockholders at such a meeting or an adjournment thereof by affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company; provided, however, that upon such approval of the Plan shall take effect without further action by the Company, and the effective date of the Plan shall be determined on the date of approval of the Board of Directors as provided hereinabove without regard to the date of the meeting at which such stockholder approval is given.


No option may be granted hereunder on or after October 16, 1991.

              AMENDED AND RESTATED STOCK PLAN (1988)

1.   Establishment of Plan
---------------------------
MIKROS SYSTEMS CORPORATION, a Delaware Corporation (hereinafter referred to as the "Company") proposes to grant to selected key employees of the Company or any or all of its subsidiaries stock options for the purpose of (a) furnishing maximum incentive to those employees deemed capable of responding thereto by improving operations and increasing profits and (b) encouraging such persons to accept or continue employment with the Company and its subsidiaries and become owners of shares of its common stock. Such options shall be deemed granted pursuant to the Plan herein set forth, which shall be known as the AMENDED AND RESTATED MIKROS SYSTEMS CORPORATION INCENTIVE STOCK OPTION PLAN (1988) (hereinafter referred to as the "Plan").


2.   Stock Reserved for Options
--------------------------------
Two million (2,000,000) shares of Common Stock of the Company (subject to adjustment in accordance with Section 7 below) are reserved for issuance upon the exercise of options granted under the Plan. The shares issued under this Plan may be either authorized but unissued or treasury shares of the Company. Any shares subject to options granted from time to time under this Plan may be made subject to new options under this Plan in the event of the lapse, expiration or cancellation of such options.


3.   Administration of the Plan
--------------------------------
The Board of Directors shall appoint a Compensation Committee (hereinafter referred to as the "Committee") consisting of not less than three (3) members of the Board of Directors to administer the Plan. Subject to the provisions of the Plan, the Committee shall determine the individuals to whom and the time or times at which options shall be granted, the number of shares to be subject to each option, and the period of any such option, and shall determine other terms and provisions of the respective options, which may or may not be identical. The terms and conditions of the option shall be contained in a stock option agreement between the Company and the recipient of the option. The committee shall also interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by writing signed by a majority of the Committee members.

The Committee may authorize the modification of any option outstanding under the Plan when and, subject to such conditions, as deemed to be in the best interests of the Company and in accordance with the purposes of the Plan, provided no such modification shall reduce the purchase price set forth in such option, except for the anti-dilution adjustments made in accordance with Section 7 hereof.

In the absence of the appointment of the Committee, the Board of Directors shall administer the Plan.


4.   Eligibility
-----------------
Options may be granted to key employees (including officers) of the Company or its subsidiaries, such key employees being those employees who, in the judgment of the Committee, are mainly responsible for success of the Company and such subsidiaries. A Director of the Company or of a subsidiary who is not also an employee of the Company or of a subsidiary shall not be eligible to receive an option. An employee who has been granted an option hereunder may be granted an additional option or options.


5.   Option Price
------------------
Options granted hereunder shall be at such per share option price as the Committee may determine, but not less than 100 of the fair market value of Common Stock of the Company at the time the option is granted, or in the case of employees owning 10 or more of the total combined voting power of all classes of stock of the Company at the time the option is granted, not less than 110% of the fair market value of the Common Stock of the Company at the time the option is granted.


6.   Limitations
-----------------
The aggregate fair market value of stock (determined as of the time an option is granted) with respect to which options are exercisable for the first time by an employee during any calendar year (under this Plan or under any other Incentive Stock Option Plan of the Company or its subsidiaries) shall not exceed $100,000. This paragraph shall be applied by taking options into account in the order in which they are granted.

7.   Adjustment Provisions
---------------------------
In the event that there is any increase in the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), then (a) the total amount of shares at the time remaining available for issue under the Plan and the total number of shares at the time unexercised under each outstanding option shall be increased in proportion to such increase in issued shares; and (b) the option price for the unexercised portion of any options theretofore granted shall be adjusted so that the total consideration payable to the Company upon the purchase of all shares not theretofore purchased shall not be changed by reason of such increase in the number of issued Common Shares of the Company. Options may also contain provisions for the continuation of the options and other equitable adjustments after changes in the Company's shares, including changes resulting from a combination of outstanding shares or other recapitalization, reorganization, issuance of stock rights or warrants, sale of assets, merger, consolidation, etc.


8.   Option Period
-------------------
Each option granted hereunder shall expire five years after the date of grant.


9.   Exercise of Options
-------------------------
Options granted under the Plan, unless otherwise determined by the Committee and set forth in the stock option agreement between the Company and the recipient shall be exercisable as to 25% thereof on and after the first anniversary of the date of grant, as to an additional 25% thereof on and after the second anniversary of the date of grant, as to an additional 25% thereof on and after the third anniversary of the grant and as to any remaining unexercised balance on and after the fourth anniversary of the date of grant and prior to the fifth anniversary of the date of grant.

Payment of the purchase price upon exercise of any option shall be made in cash or Common Stock of the Company (subject to rules promulgated by the Committee) and the person exercising such option shall supply the Company with such other information and data as the Company may deem necessary. Except as provided hereinafter, no option may be exercised unless the holder thereof, at all times during the period beginning on the date of granting of the option and ending on the date three (3) months before the date of such exercise or one (1) year before the date of such exercise if the employee is disabled, has been an employee of the Company or one of its subsidiaries. An optionee shall have none of the rights of a stockholder with respect to the shares subject to option until such shares shall be issued to him upon the exercise of his option. No option shall be exercisable unless the issuance of Common Stock upon such exercise is in compliance with all applicable requirements of law, including, without limitation, compliance with the Securities Act of 1933, as amended, all applicable state securities laws and compliance with the requirements of any stock exchange on which the Common Stock of the Company may be listed. The Company shall be under no obligation to register the Common Stock issuable upon exercise of options with the Securities Exchange Commission or to effect compliance with the registration or qualification requirements of any state securities laws or stock exchange.


10.  Nontransferability of Option
----------------------------------
Each option granted under the Plan to an employee shall not be transferable by him otherwise than by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him. In the event of the death of an optionee during employment or within three (3) months thereafter, or within one
(1) year thereafter in the case of an employee who was disabled on termination of employment, the option therefore granted to him shall be exercisable only within six (6) months after his death (but not more than five (5) years from the date of the granting of the option), and then only:

     (a) by the executor or administrator of the estate of the deceased or the person or persons to whom the deceased optionee's rights under the option shall pass by will or the laws of descent and distribution; and

     (b) to the extent that the deceased optionee was entitled to do so at the date of his death.

11.  Termination of Employment
-------------------------------
In the event that the employment of an Optionee shall be terminated (otherwise than by reason of death) after the granting date, his option may with the consent of the Company be exercised by him (to the extent that the employee was entitled to exercise such option at the termination of his employment) at any time within three (3) months thereafter, or within one (1) year in the case of an employee who was disabled on termination of employment but not thereafter and only within the original period for such option. Retirement pursuant to any pension or retirement plan of the Company shall be deemed to be a termination of employment for the purposes of this Section 11. Nothing in the Plan or in any option shall confer on any employee any right to continue in the employ of the Company or any of its subsidiaries or to interfere with the right of the Company or of any such subsidiary to terminate his employment at any time.


12.  Amendment and Termination
-------------------------------
The Plan may be abandoned or terminated at any time by the Board of Directors except with respect to any options then outstanding under the Plan. The Board of Directors may make such changes in and additions to the Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with
Section 421-425 of the Internal Revenue Code of 1986 (including the regulations promulgated thereunder) or other applicable laws or regulations; provided, however, that no such action shall affect or impair any option theretofore granted under the Plan, and provided further that, except for adjustments under Section 7 above (a) the total number of shares for which options may be granted under the Plan shall not be increased, (b) the minimum purchase price shall not be changed, and (c) the class of employees eligible to receive options shall not be changed. If not otherwise terminated prior thereto, the authority to grant options under this Plan shall terminate ten (10) years from the date of first approval of the Plan by the Directors or stockholders of the Company.


13.  Miscellaneous
-------------------
     (a)  For the purposes of this Plan:

          (i)  All references anywhere in this Plan to Section
          421-425 of the Internal Revenue Code of 1986 shall include any provisions amending or superseding such sections.

          (ii)  The term "subsidiary" shall include any
          corporation defined as a subsidiary of the Company in
          Section 421-425 of the Internal Revenue Code of 1986.

          (iii) Fair market value for Common Stock of the Company on any particular date shall be determined in such a manner as the Committee may deem equitable provided that all requirements of applicable provisions or regulations under the Internal Revenue Code are satisfied.

     (b) This Plan shall be deemed adopted when approved by the Board of Directors, subject to approval by the affirmative vote of the holders of a majority of the Company's shares outstanding and entitled to vote, as provided for in (c) immediately below, and shall be deemed in full force and effect on and after the date on which it is so adopted on behalf of the Company by its Board of Directors.

     (c) This Plan shall be submitted to the stockholders of the Company for their approval at their next regular or special meeting, and it shall not become effective unless its adoption is approved by the stockholders at such a meeting or an adjournment thereof by affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company; provided, however, that upon such approval the Plan shall take effect without further action by the Company, and the effective date of the Plan shall be determined on the date of approval of the Board of Directors as provided hereinabove without regard to the date of the meeting at which such stockholder approval is given.


No option may be granted hereunder on or after October 16, 1991.

EXHIBIT 4.2
-----------

                    MIKROS SYSTEMS CORPORATION
                      1992 STOCK OPTION PLAN

1.     PURPOSE.
--------------
This 1992 Stock Option Plan ("Plan") is intended to provide incentives for selected persons and to advance the interests of Mikros Systems Corporation, a Delaware corporation (the "Company"), and its investors and shareholders, by permitting the Company to grant options to purchase certain of its shares of Common Stock, $.01 par value per share.


2.     DEFINITIONS.
------------------
The following terms shall have the meanings ascribed to them below:

  a.   "Board" means the Board of Directors of the Company.

  b.   "Common Stock" means the Company's $.01 par value
       Common Stock.

  c.   "Company" means Mikros Systems Corporation, a Delaware
       Corporation.

  d. "Date of Approval" means the date this Plan is first approved by the Shareholders. Such date of approval shall occur within 12 months before or after the date this Plan is adopted by the Board.

  e. "Date of Grant" means the date on which an Option is granted under this Plan.

  f. "Expiration Date" means the date on which an Option must be exercised or all rights to exercise such Option shall expire.

  g. "ISO" means incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

  h.   "NQSO" means non-qualified stock options.

  I.   "Option" means an option granted under this Plan.

  j. "Option Agreement" means the agreement which must be entered into between the Optionee and the Company upon the grant of an Option by the Company to the Optionee.

  k. "Optionee" means an employee, officer, director, consultant or independent contractor of the Company to whom an option, which has not expired, has been granted under this Plan, and any persons or entities entitled to exercise an Option pursuant to Section 17 below.

  l.   "Option Price" means the price per share of Common
       Stock which the Optionee must pay to the Company upon any exercise of any Option, determined pursuant to
       Section 10 of the Plan.

  m. "Shareholders" means the holders at any point in time of the outstanding shares of the Company's voting stock.


3.     TYPES OF OPTIONS.
-----------------------
Options granted under this Plan may be either ISOs or NQSOs, as designated at the time of grant.


4.     STOCK SUBJECT TO PLAN.
----------------------------
Only Common Stock shall be subject to the Options. The aggregate number of shares of Common Stock which may be issued pursuant to Options shall not exceed 2,000,000 shares, subject to adjustment under the terms of Section 21 below. The shares of Common Stock issuable upon exercise of any Option shall be either shares authorized but unissued by the Company or shares issued and reacquired by the Company. At all times during the term of this Plan and prior to the Expiration Date of any Options, the Company shall reserve and keep available such number of shares of its Common Stock as shall be sufficient for the requirements of this Plan and of any Options. If any Option shall expire, terminate or be surrendered without having been exercised in full, the unpurchased shares subject to such Option shall again be available for the purposes of this Plan.


5.     ELIGIBILITY AND PARTICIPATION.
------------------------------------
Options may be granted only to such employees, officers, directors, consultants and independent contractors of the Company or any subsidiary of the Company as the Board shall select from time to time in its sole discretion, provided that only employees of the Company who do not own stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation shall be eligible to receive ISOs. An Optionee may be granted more than one Option under this Plan.


6.     LIMITATIONS.
------------------
The aggregate fair market value of stock (determined as of the time an option is granted) with respect to which options are exercisable for the first time by an employee during any calendar year (under this Plan or under any other ISO or NQSO plan of the Company or its subsidiaries) shall not exceed $100,000. This paragraph shall be applied by taking options into account in the order in which they are granted.

7.     EFFECTIVE DATE AND APPROVAL OF PLAN.
------------------------------------------
No Option shall be granted pursuant to this Plan prior to the Date of Approval and this Plan shall become effective only upon the Date of Approval. All Options under this Plan must be granted within 10 years from the Date of Approval.


8.     OPTION GRANT AND AGREEMENT.
---------------------------------
The Board shall determine whether each option is to be an ISO or an NQSO, the number of shares of Common Stock for which the Option shall be granted the exercise price of the Option, the periods during which the Option may be exercised, and all other terms and conditions of the option pursuant to this Plan. Each Option granted under this Plan shall be evidenced by a written Option Agreement dated as of the Date of Grant and executed by the Company and the Optionee. Each Option Agreement shall set forth such terms and conditions as may be determined by the Board and as are consistent with the Plan. Unless otherwise determined by the Board, the Company shall require no monetary consideration from an Optionee in exchange for the grant of an Option.


9.     PERIOD FOR EXERCISE OF OPTIONS.
-------------------------------------
The Option Agreement shall state the date on which each Option, and all rights under such Option, shall become exercisable and shall expire. All Options granted under this Plan shall vest and shall become exercisable in accordance with Section 12 of the Plan. The Expiration Date shall be 10 years from the Date of Grant. Options shall be subject to early termination as provided by this Plan and the Option Agreements.


10.    OPTION PRICE.
-------------------
The Option Agreement shall state the Option Price. The Option Price shall be the fair market value of the Common Stock which shall be equal to the quoted closing price of the Common Stock on the Date of Grant. If the Common Stock did not trade on the Date of Grant the Option Price shall be equal to the closing price on the last business day prior to the Date of Grant on which the Common Stock traded. If no quoted closing price is available as to the Common Stock, the fair market value shall be determined in good faith by the Board of Directors on the Date of Grant.


11.    NON-TRANSFERABILITY OF OPTION
-----------------------------------
  a. No option shall be transferable or assignable in any way by an Optionee, otherwise than by will or by the laws of descent and distribution. Each Option shall be exercisable only by the Optionee or by his heirs or legal representatives. No Option may be pledged or hypothecated in any way or subjected to execution, attachment, or similar process.

  b. Each Option is subject to the provisions of this Section regardless of any community property interest of any spouse of the Optionee in the Option, or such spouse's successor in interest. In the event that any spouse of the Optionee shall have acquired a community property interest in such Option, the Optionee or his successor shall have the sole authority and discretion to exercise the Option on behalf of the spouse of the Optionee or such spouse's successors in interest.


12.    EXERCISE OF OPTION
------------------------
  a. Each Option shall be exercisable as to 25% thereof on and after the first anniversary of the Date of Grant, as to an additional 25% thereof on and after the second anniversary of the Date of Grant, as to an additional 25% thereof on and after the third anniversary of the Date of Grant and as to any remaining unexercised balance on and after the fourth anniversary of the Date of Grant and prior to the Expiration Date, unless earlier terminated in accordance with the provisions of this Plan or the Option Agreement under which such Option is granted. However, the Board may, by the provisions of the Option Agreement, define or limit the number of shares purchasable under the Option to or in any period or periods of time following the first anniversary of the Date of Grant.

  b. The Option shall be exercised by the Optionee by giving written notice to the Secretary of the Company specifying the number of shares to be purchased and accompanied by payment of the full Option Price of the shares in whatever manner the Board authorizes.

  c. Within a reasonable period after receipt by the Secretary of the Company of notice and payment, the Company shall issue the shares purchased in the name of the Optionee and deliver the certificates evidencing the shares; provided, however, that the Company shall not issue the shares unless and until the Company effects or obtains the satisfaction of withholding tax or other withholding liabilities, or the listing, registration, or qualifications of any shares upon any securities exchange or under any state or federal law, or the consent or approval of any regulatory body, which the Company, in its discretion, deems necessary or desirable.

13.    INVESTMENT PURPOSE.
-------------------------
Each Option under the Plan shall be granted on the condition that the purchases of shares shall be for investment purposes, and not with a view to resale or distribution except that in the event the stock subject to such Option is registered under the Securities Act of 1933, as amended, or in the event a resale of such stock without such registration would otherwise be permissible. Such condition shall be inoperative if in the opinion of counsel for the Company such condition is not required under the Securities Act of 1933, as amended, or any other applicable law, regulation, or rule of any governmental agency.

14.    RESTRICTIVE LEGEND.
-------------------------
A restrictive legend shall be placed on each certificate of stock issued pursuant to the exercise of an Option if the securities are unregistered, setting forth the unregistered nature of the securities, and the restrictions upon repurchase or resale of such securities as provided in this Plan, the By-Laws or Certificate of Incorporation of the Company, the Option Agreements, or any other document or agreement pertaining to the shares.


15.    VESTING OF SHAREHOLDER RIGHTS.
------------------------------------
No Optionee shall have any of the rights of a shareholder until the certificates evidencing the shares purchased are properly delivered to the Optionee. No adjustment shall be made for any type of dividend or distribution or right for which the record date is prior to the date of shares are delivered, except as provided in this Plan.


16.    CONTINUATION OF SERVICES.
-------------------------------
The granting of an Option to an Optionee does not alter in any way the Company's or Shareholders' existing rights to remove such Optionee from the Board (if applicable), terminate the employment of the Optionee (if applicable) or terminate the Company's use of the Optionee's services in any other manner, nor does it confer upon any such Optionee any rights or privileges, except as specifically provided in this Plan.


17.    EARLY TERMINATION OF OPTIONS:  DEATH OR DISABILITY OF
OPTIONEE.
-----------------------------------------------------------------
  a. If an Optionee leaves the Board or the employ of the Company or ceases to work as a consultant or independent contractor due to death or disability with an outstanding Option, his Option privileges shall be limited to the shares which were immediately purchasable by him on the date he left the Board or the employ of the Company or ceased to work as a consultant or independent contractor. Such Option privileges shall expire unless exercised by the Optionee, or by the executor or administrator of the Optionee's estate or the person or persons to whom the Option has to will or laws of descent and distribution, within twelve months after the date the Optionee left the Board or the employ of the Company or ceased to work as a consultant or independent contractor or within the remaining term of the Option, whichever is less.

  b. Any person or entity succeeding to the right to exercise an Option pursuant to this Section 17 shall be bound by all of the provisions of this Plan and the relevant Option
  Agreement as an Optionee.

18.    EARLY TERMINATION OF OPTIONS: OTHER.
------------------------------------------
If an Optionee leaves the Board or the employ of the Company or ceases to work as than (i) cause (see Section 23 of this Plan) or
(ii) death or disability (see Section 17 of this Plan) with an outstanding Option, his Option privileges shall be limited to the shares which were immediately purchasable by him on the date he left the Board or the employ of the Company or ceased to work as a consultant or independent contractor for the Company. Such option privileges shall expire unless exercised by the Optionee within three months after the date the Optionee left the Board or the employ of the Company or ceased to work as a consultant or independent contractor for the Company or within the remaining term of the Option, whichever is less.


19.    RESTRICTIONS.
-------------------
The shares acquired pursuant to the exercise of an Option shall be subject to any further restrictions as the Board may determine.


20.    ADMINISTRATION OF PLAN AND ADDITIONAL TERMS AND CONDITIONS
OF OPTIONS.
-----------------------------------------------------------------
  a. This Plan shall be administered by the Board or, to the extent authorized by a resolution of the Board, a Committee of the Board. Acts approved, or reduced to writing, by a majority of the Board shall be valid acts.

  b. The Board shall have full and final authority, in its sole discretion, subject to the provisions of this Plan, to:

       (i)  construe and interpret this Plan;

       (ii) determine the terms and provisions of the respective Option Agreements, which need not be identical, including, without limitation, terms covering the payment of the Option Price and the periods and number of shares as to and during which Options may be exercised;

       (iii) delegate any of its duties to the Committee of the Board; and

       (iv) make all other determination under this Plan which determinations shall be conclusively binding for all purposes upon all persons interested in this Plan.

  c. All terms and conditions of any Option which are not specified in the text of this Plan shall be stated in the Option Agreement and shall not conflict with the provisions of this Plan nor require Shareholder approval as a modification or amendment of this Plan.

21.    ADJUSTMENTS.
------------------
  a. In the event that the issued and outstanding shares of the Common Stock are increased, decreased, changed into, or exchanged for, a different number of kind of shares or other securities of the Company or of another corporation, by reason of recapitalization, reclassification, merger, consolidation, stock split, or combination or shares, appropriate adjustment shall be made by the Board in the number and kind of shares available for purchase under outstanding options. Such adjustment in outstanding Options shall be made with an adjustment in the Option Price and the number of shares subject to Option, but without change in the total Option Price.

  b. In the event of the dissolution of the Company, all outstanding Options shall terminate as of a date to be fixed by the Board, provided that not less than thirty days' written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his Option as to all or part of the shares subject to the Option including shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.

  c. Adjustments and determination under this paragraph 21 shall be made by the Board and shall be final, binding and conclusive on all interested persons.


22.    NOTICE OF DISPOSITION OF SHARES.
--------------------------------------
Each Optionee shall agree pursuant to an Option Agreement to promptly notify the Company of any disposition, sale, exchange, gift or transfer of legal title of the Shares acquired by the Optionee pursuant to an Option, and of any other event which, to the Optionee's knowledge, requires the Optionee to include in his gross income any amount in connection with the Option or any Option Shares.


23.    FORFEITURE OF OPTIONS AND OPTION SHARES.
----------------------------------------------
The Option Agreement shall state the circumstances under which an Option and shares acquired pursuant to such Option shall be forfeitable. At the discretion of the Board, the Option Agreements may provide that an Optionee shall forfeit options and/or surrender shares acquired pursuant to an Option, with or without consideration, automatically if, in the opinion of the Board, the Optionee has taken action adverse to the Company's interests, including but not limited to, the following:

  a. The Optionee performs services, without the Board's consent, for another person or entity engaged in a business which competes, indirectly or directly, with the Company, at any time within a period of time determined by the Board;

  b. The Optionee breaches any written agreement existing between the Company and the Optionee and fails to remedy such breach within a period of time determined by the Board;

  c. The Optionee discloses confidential information received from the Company to unauthorized parties;

  d. The Optionee engages in a business in direct or indirect competition with the Company within a period of time determined by the Board; or

  e. The Optionee takes any action causing him to be removed from the Board for cause.


24.    AMENDMENT, SUSPENSION AND TERMINATION OF PLAN.
----------------------------------------------------
The Board may at any time suspend or terminate this Plan or may amend it from time to time in such respects as the Board may deem advisable in order that the Options may conform

EXHIBIT 5.1
-----------
                  OPINION OF BUCHANAN INGERSOLL

We have acted as counsel to Mikros Systems Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-*/S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 2,200,000 shares of the Company's Common Stock, $0.01 par value, of which: i) 200,000 share (the "1981 Plan Shares") of Common Stock have been issued by the Company to its employees, officers, directors and consultants under the 1981 Incentive Stock Option Plan (the "1981 Plan"); ii) 725,000 shares (the "Option Shares") of Common Stock are to be offered by the Company to its employees, officers, directors and consultants under the 1992 Incentive Stock Option Plan (the "1992 Plan"); and iii) 1,275,000 shares (the "1992 Plan Shares") of Common Stock have been issued by the Company to its employees, officers, directors and consultants under the 1992 Plan.

In connection with the Registration Statement, we have examined such corporate records and documents, other documents and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

1) Each of the 1981 Plan Shares and the 1992 Plan Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable;

2) The issuance of the Option Shares has been duly and validly authorized; and

3) The Option Shares, when issued, delivered and sold in accordance with the terms of the respective 1992 Plan and the stock options or other instruments authorized by such Plans, granted or to be granted thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Buchanan Ingersoll
April 25, 1997

EXHIBIT 23.1
------------

                  INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement, dated April 25, 1997, of Mikros Systems Corporation on Form S-8, pertaining to the Incentive Stock Option Plan (1981) and 1992 Incentive Stock Option Plan of Mikros Systems Corporation for the registration of an aggregate of 2,200,000 shares of its common stock, of our report which expresses an unqualified opinion dated February 13, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of Mikros Systems Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.





DRUKER, RAHL & FEIN

Princeton, New Jersey
April 25, 1997

EXHIBIT 23.2
------------

                  CONSENT OF BUCHANAN INGERSOLL
         (CONTAINED IN THE OPINION FILED AS EXHIBIT 5.1)

EXHIBIT 24
----------

                        POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas J.
Meaney, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.